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Exhibit 3.9

        En la Ciudad de México, Distrito Federal, a veintitrés de diciembre de dos mil tres.

        Yo, Licenciado JUAN MARTIN ALVAREZ MORENO, Titular de la Correduría Pública número Cuarenta y Seis del Distrito Federal, hago constar:

        Que en esta fecha comparece ante mí el señor Licenciado JOSE MANUEL MUÑOZ ARTEAGA, quien me solicita certifique la agrupación de los estatutos sociales de "LACTO COMERCIAL ORGANIZADA", SOCIEDAD ANONIMA DE CAPITAL VARIABLE, acto que realizo en los términos siguientes:

ANTECEDENTES:

        I.- Por escritura pública número dieciocho mil doscientos cincuenta y seis de fecha once de marzo de mil novecientos sesenta y uno, otorgada ante la fe del licenciado Eduardo Cortazar Creel, entonces Notario Público número Sesenta y Ocho del Distrito Federal, cuyo primer testimonio quedó inscrito en el Registro Público de la Propiedad y de Comercio del Distrito Federal, en la Sección de Comercio, bajo el número veintinueve, a fojas cincuenta y seis, volumen quinientos veinte, libro tercero, mediante la cual se constituyó la sociedad denominada "LACTO COMERCIAL ORGANIZADA", SOCIEDAD ANONIMA, cláusula de exclusión de extranjeros, con domicilio en México, Distrito Federal, duración de veinte años, capital social mínimo fijo sin derecho a retiro de Un Millón Quinientos Mil Pesos, Moneda Nacional y variable ilimitado.

        II.- Por escritura pública número diez mil quinientos cuarenta y siete, de fecha veintitrés de julio de mil novecientos sesenta y tres, otorgada ante la fe del licenciado Mario García Lecuona, Notario Público número Noventa y Dos del Distrito Federal, cuyo primer testimonio quedó inscrito en el Registro Público de la Propiedad y de Comercio del Distrito Federal, en la Sección Comercio, bajo el número cuatrocientos diecisiete, a fojas cuatrocientas nueve, volumen quinientos setenta y siete, libro tercero, la sociedad denominada "LACTO COMERCIAL ORGANIZADA", SOCIEDAD ANONIMA, aumentó su capital social a la suma de Cuatro Millones Quinientos Mil Pesos, Moneda Nacional, reformándose en lo conducente sus estatutos sociales.

        III.- Mediante escritura pública número dieciocho mil cuatrocientos sesenta y tres, de fecha veinticuatro de abril de mil novecientos sesenta y siete, otorgada ante la fe del licenciado Joaquín Oceguera, Notario Público número Noventa y Nueve del Distrito Federal, cuyo primer testimonio quedó inscrito en el Registro Público de la Propiedad y de Comercio del Distrito Federal, en la Sección Comercio, bajo el número doscientos ochenta y tres, a fojas trescientas cuarenta, volumen seiscientos setenta y cinco, libro tercero, en la cual la sociedad denominada "LACTO COMERCIAL ORGANIZADA", SOCIEDAD ANONIMA, modificó su objeto social reformando al efecto el artículo tercero de sus estatutos sociales.

        IV.- Por escritura pública número treinta mil seiscientos sesenta, de fecha veintiséis de abril de mil novecientos setenta y uno, otorgada ante la fe del licenciado Heriberto Román Talavera, Notario Público número Sesenta y Dos del Distrito Federal, actuando como suplente en el protocolo de la Notaría Pública número Cincuenta del Distrito Federal de la que es titular el licenciado Joaquín Talavera, cuyo primer testimonio quedó inscrito en el Registro Público de la Propiedad y de Comercio, bajo el número cuatrocientos setenta y cinco, a fojas cuatrocientas cuarenta y siete, del volumen setecientos noventa, libro tercero, se hizo constar la protocolización de un acta de Asamblea General Extraordinaria de Accionistas de la sociedad denominada "LACTO COMERCIAL ORGANIZADA", SOCIEDAD ANONIMA, en la cual entre otros acuerdos se tomó el de prorrogar la duración de la sociedad a cincuenta años, contados a partir del primero de julio de mil novecientos setenta, modificar su objeto social y transformar la sociedad a "LACTO COMERCIAL ORGANIZADA", SOCIEDAD ANONIMA DE CAPITAL VARIABLE, así como la compulsa total de estatutos sociales.

        V.- Mediante escritura pública número tres mil trescientos sesenta y seis, de fecha veintiocho de diciembre de mil novecientos ochenta y dos, otorgada ante la fe del licenciado Salvador López Cortés,

Titular de la Notaría Pública número Diez del Distrito Judicial de Texcoco, Estado de México, cuyo primer testimonio quedó inscrito en el Registro Público de la Propiedad y de Comercio de Texcoco, Estado de México, bajo el número ciento setenta y uno, volumen segundo, libro primero, sección comercio a fojas cuatrocientos dieciocho, el día primero de agosto de mil novecientos ochenta y tres, se hizo constar la protocolización del acta de Asamblea General Extraordinaria de la sociedad denominada "LACTO COMERCIAL ORGANIZADA", SOCIEDAD ANONIMA DE CAPITAL VARIABLE, en la que entre otros acuerdos se tomó el de aumentar el capital social mínimo fijo a la suma de Ochenta Millones de Pesos, Moneda Nacional, y cambiar su domicilio social a Los Reyes Acaquilpan, Municipio de la Paz, Distrito Judicial de Texcoco, Estado de México, reformándose en lo conducente sus estatutos sociales.

        VI.- Mediante escritura pública número tres mil ochocientos veinte, de fecha dieciséis de febrero de mil novecientos ochenta y cuatro, otorgada ante la fe del mismo notario que la anterior, cuyo primer testimonio quedó inscrito en el Registro Público de la Propiedad y de Comercio de Texcoco, Estado de México, bajo el número doscientos noventa y siete, del volumen segundo, del libro primero, sección comercio, a fojas ochenta y dos, mediante la cual se hizo constar la protocolización del acta de Asamblea General Extraordinaria de Accionistas de la sociedad denominada "LACTO COMERCIAL ORGANIZADA", SOCIEDAD ANONIMA DE CAPITAL VARIABLE, en la cual se tomó el acuerdo de disminuir el capital social mínimo fijo a la suma de Treinta Millones de Pesos, Moneda Nacional, reformándose en consecuencia sus estatutos sociales.

        VII.- Por escritura pública número cincuenta y ocho mil seiscientos veintiséis, de fecha veintitrés de noviembre de mil novecientos ochenta y nueve, otorgada ante la fe del licenciado Othón Pérez Fernández del Castillo, cuyo primer testimonio quedó inscrito en el Registro Público de la Propiedad y de Comercio bajo el tomo primero, volumen diez, número trescientos treinta, mediante la cual se hizo constar la protocolización del acta de Asamblea General Extraordinaria de Accionistas de la sociedad denominada "LACTO COMERCIAL ORGANIZADA", SOCIEDAD ANONIMA DE CAPITAL VARIABLE, en la que entre otros acuerdos se tomó el de modificar la cláusula sexta de sus estatutos sociales.

        VIII.- Mediante escritura pública número cuatro mil cuatrocientos veintitrés, de fecha treinta y uno de mayo de mil novecientos noventa y uno, otorgada ante la fe del licenciado Guillermo Galeano Inclán, Notario Público número Ciento Treinta y Tres del Distrito Federal, actuando como asociado en el protocolo de la Notaría Pública número Ciento Ochenta y Seis de la que es Titular el licenciado Juan Manuel Asprón Pelayo, cuyo primer testimonio quedó inscrito en el Registro Público de la Propiedad y de Comercio de Texcoco, Estado de México, en la Sección Comercio, libro primero, volumen cinco romano, número quinientos ochenta y cinco, mediante la cual se hizo constar la protocolización del acta de Asamblea General Extraordinaria de Accionistas de la sociedad denominada "LACTO COMERCIAL ORGANIZADA", SOCIEDAD ANONIMA DE CAPITAL VARIABLE, en la que entre otros acuerdos se tomó el de modificar el objeto social, reformándose al efecto el artículo tercero de sus estatutos sociales.

        IX.- Por escritura pública número treinta y dos mil catorce, de fecha diecisiete de enero de mil novecientos noventa y siete, otorgada ante la fe del licenciado José de Jesús Niño de la Selva, Notario Público número Setenta y Siete del Distrito Federal, cuyo primer testimonio quedó inscrito en el Registro Público de la Propiedad y de Comercio de Texcoco, Estado de México, en el libro primero, Sección Comercio, bajo la partida número ochocientos sesenta y cuatro del volumen seis, el día ocho de abril de mil novecientos noventa y siete, mediante la cual se hizo constar la protocolización del acta de Asamblea General Extraordinaria de Accionistas de la sociedad denominada "LACTO COMERCIAL ORGANIZADA", SOCIEDAD ANONIMA DE CAPITAL VARIABLE, celebrada el día siete de enero de mil novecientos noventa y siete, en relación a la modificación del artículo tercero de los estatutos sociales relativa a su objeto social, reformándose al efecto sus estatutos sociales.

        X.- Mediante póliza número mil sesenta y ocho, de fecha diez de julio de mil novecientos noventa y ocho, otorgada ante la fe del suscrito Corredor Público, cuyo primer original quedó inscrito en el Registro Público de Comercio de Texcoco, Estado de México, bajo la partida número cuatrocientos veinticinco, volumen siete, libro uno (romano), el día siete de diciembre de mil novecientos noventa y ocho, en la cual se hizo constar la formalización del acta de Asamblea General Extraordinaria de Accionistas de la sociedad denominada "LACTO COMERCIAL ORGANIZADA", SOCIEDAD ANONIMA DE CAPITAL VARIABLE, celebrada el día nueve de julio de mil novecientos noventa y ocho, en relación a un aumento del capital social en su parte variable en la cantidad de Cincuenta y Seis Millones Quinientos Cuarenta y Cinco Mil Seiscientos Setenta y Dos Pesos Moneda Nacional, por concepto de revaluación de activos.

        XI.- Por póliza número mil cuatrocientos veintisiete, de fecha veintinueve de enero de mil novecientos noventa y nueve, otorgada ante la fe del mismo Corredor Público que la anterior, en la cual se hizo constar la formalización del acta de Asamblea General Ordinaria de Accionistas de la sociedad denominada "LACTO COMERCIAL ORGANIZADA", SOCIEDAD ANONIMA DE CAPITAL VARIABLE, celebrada el día veintinueve de diciembre de mil novecientos noventa y ocho, en relación a un aumento del capital social en su parte variable en la cantidad de Diecisiete Millones Ochocientos Veinte Mil Pesos, Moneda Nacional, reformándose en consecuencia sus estatutos sociales.

        XII.- Mediante escritura pública número treinta y cinco mil novecientos cuarenta y ocho, de fecha dieciséis de mayo de dos mil, otorgada ante la fe del licenciado Miguel Limón Díaz, Titular de la Notaría Pública número Noventa y Siete del Distrito Federal, en la que actúa como Asociada la licenciada Rosamaría López Lugo, Titular de la Notaría Pública número Doscientos Veintitrés de este mismo Distrito, cuyo primer testimonio quedó inscrito en el Registro Público de la Propiedad de Texcoco, Estado de México, en el libro uno (romano), Sección Comercio, bajo la partida número ochocientos ochenta y uno del volumen siete, el día treinta y uno de agosto de dos mil, mediante la cual se hizo constar la protocolización del acta de Asamblea General Extraordinaria de Accionistas de la sociedad denominada "LACTO COMERCIAL ORGANIZADA", SOCIEDAD ANONIMA DE CAPITAL VARIABLE, celebrada el día cuatro de enero de dos mil, en relación a la transferencia de acciones de la sociedad.

        XIII.- Mediante póliza número ocho mil seiscientos cincuenta y dos, de fecha veintidós de diciembre de dos mil tres, otorgada ante la fe del suscrito corredor; pendiente de inscripción en el Registro Público de Comercio del Distrito Federal, por lo reciente de su otorgamiento; mediante la cuál se formalizó un Acta de Asamblea General Extraordinaria de Accionistas de "LACTO COMERCIAL ORGANIZADA", SOCIEDAD ANONIMA DE CAPITAL VARIABLE, celebrada el día diecinueve de diciembre de dos mil tres, en la que entre otros acuerdos se aprobó aumentar el objeto social de la sociedad, reformándose en consecuencia el artículo tercero de los estatutos sociales.

        A continuación transcribo el texto de los Estatutos Sociales vigentes de "LACTO COMERCIAL ORGANIZADA", SOCIEDAD ANONIMA DE CAPITAL VARIABLE, los cuales son del tenor literal siguiente:

ESTATUTOS

DENOMINACION, DOMICILIO, OBJETO Y DURACION.

        PRIMERO.- La sociedad se denominará LACTO COMERCIAL ORGANIZADA, SOCIEDAD ANONIMA DE CAPITAL VARIABLE y podrá usar las iniciales S.A. de C.V. o la abreviatura "LACORSA".

        SEGUNDO.- Su domicilio en los Reyes Acaquilpan, Municipio de la Paz, Distrito Judicial de Texcoco, Estado de México y podrá establecer agencias, sucursales u oficinas en cualquier otro lugar de la República Mexicana o del extranjero, sin que cambie el mismo.

        TERCERO.- La sociedad tendrá por objeto:

        La Sociedad tiene por objeto:

          I.     El transporte de carga en general con la especialidad en materiales y residuos peligrosos.

          II.    La adquisición y enajenación de vehículos, tanques y maquinaria para la realización del objeto social, así como la compraventa de las refacciones y accesorios para los mismos.

          III.  Instalación y operación de talleres para los vehículos y maquinaria propiedad de la sociedad.

          IV.   Adquisición, administración y construcción de inmuebles necesarios para sus establecimientos.

          V.     Celebración de todos los actos, convenios y contratos relacionados con los fines anteriores.

            2.-    La sociedad se obliga a cumplir con todas las disposiciones de la Ley de Vías Generales de Comunicación vigente y las que legalmente dicte la Secretaría de Comunicaciones y Transportes.

          VI.  El otorgamiento de toda clase de garantías, reales o personales, para garantizar obligaciones o instrumentos de deuda propios o a cargo de terceros.

        CUARTO.- Su duración será de CINCUENTA AÑOS contados a partir del primero de julio de mil novecientos setenta.

        QUINTO.- Ninguna persona extranjera física o moral, así como sociedades mexicanas que no tengan cláusula de exclusión de extranjeros con autorización de la Secretaria de Relaciones Exteriores, podrá tener participación alguna o ser propietaria de acciones de la sociedad. Si por algún motivo, causa alguna de las personas mencionadas anteriormente por cualquier evento llegare a adquirir una participación social o a ser propietaria de una o más acciones contraviniendo así a lo establecido en el párrafo que antecede, se conviene desde ahora en que dicha adquisición no producirá efectos de ninguna especie, pasando a ser propiedad de la nación mexicana la acción o participación de que se trate.

CAPITAL SOCIAL, ACCIONES

        SEXTO.- El capital social es variable, fijándose como mínimo la cantidad de $15,000.00 (QUINCE MIL PESOS 00/100 MONEDA NACIONAL), íntegramente suscrito y pagado, representado por 15,000 (QUINCE MIL) acciones, con valor nominal de un peso cada una. El capital variable es ilimitado.

        Todas las acciones representativas del capital social se dividirán en dos series la serie "A" que corresponderá al capital fijo y la serie "B" al capital variable.

        SEPTIMO.- Las acciones tendrán un valor nominal de un pesos cada una, tendrán derecho a un voto, serán nominativas y estarán divididas en dos series que serán "SERIE "A" y SERIE "B".

        OCTAVO.- Las acciones de la serie "A" serán suscritas por aquellos socios que sólo hayan aportado a la sociedad el goce de sus permisos y vehículos. Los accionistas de la serie "B" no lo tendrán voto en las asambleas extraordinarias que se reúnan para tratar los asuntos relativos a la prórroga de la duración de la sociedad, a la disolución anticipada de la misma, a modificaciones al objeto social y a la fusión con otras sociedades. Estas acciones solo tendrán derecho de voz en las asambleas ordinarias.

        Las acciones de la serie "B" como lo exige el artículo ciento trece de la Ley General de Sociedades Mercantiles, tendrán derecho a un dividendo fijo acumulativo del cinco por ciento que deberá pagarse antes que el dividendo de las acciones de la serie "A", cuando en algún ejercicio social no haya dividendos o sean inferiores al citado cinco por ciento se cubrirá éste en los años siguientes con la prelación indicada.

        Al hacerse la liquidación de la sociedad, las acciones de la serie "B" de voto limitado, se reembolsarán antes que las acciones de la serie "A".

        NOVENO.- Los aumentos o disminuciones del capital social se sujetarán a lo ordenado en los Artículos doscientos trece al doscientos veintiuno de la Ley General de Sociedades Mercantiles y a las siguientes estipulaciones:

          a).-  Cada acción, de cualquier serie que sea, no podrá ser representada o poseída más que por una sola persona y da derecho a un voto en las asambleas de accionistas.

          b).-  Las acciones emitidas, aún no suscritas, o que no están totalmente pagadas deberán deberán conservarse en la Tesorería de la sociedad.

          c).-  La sociedad llevará un libro de registro de accionistas, en el que se harán constar las emisiones de cada serie, así como el nombre, domicilio y nacionalidad de las personas que las posean, si tales acciones han sido total o parcialmente pagadas y además, cuando se dé el caso, la fecha y por la cantidad que hayan sido redimidas o retiradas.

          Para que se pueda ceder o endosar las acciones nominativas de esta sociedad, será necesario la autorización de la asamblea general de accionistas.

          d).-  Los retiros del capital se harán siempre de las acciones de más antiguas emisión, sin afectar el capital mínimo.

          e).-  No se podrá emitir nuevas acciones sino hasta que lasa de anterior emisión de la misma serie hayan sido totalmente pagadas.

          f).-   Las decisiones de reducción de acciones serán siempre por las acciones totalmente pagadas y se publicarán una sola vez en el Diario Oficial de la Federación, si no son conocidas de otro modo esas decisiones por el total de los accionistas registrados.

          g).-  Si se trata de redimir sólo en parte una cierta emisión de acciones del capital variable, que según el libro de registro de accionistas pertenecen a diversas persona, se verificará un sorteo ante notario o corredor público, publicado el resultado de ese sorteo por una sola vez en el Diario oficial de la Federación, dentro de los cinco días siguientes. Desde la fecha de esa publicación o en caso, desde la fecha del aviso al tenedor común de la emisión, esas acciones redimidas quedarán sin derecho a dividendos posteriores y al veto respectivo.

          h).-  Si el importe de las acciones redimidas no es recogido por el propietario dentro de los tres años siguientes al de la publicación mencionada o en su caso, del aviso fehacientemente entregado prescribirá en beneficio de la sociedad.

          i).-   Los certificados provisionales y los títulos definitivos de las acciones, podrán amparar una o varias de ellas y contendrán lo que especifica el artículo ciento veinticinco de la Ley General de Sociedades Mercantiles, la cláusula quinta y las autorizarán el administrador o el presidente y el tesorero del consejo con firma autógrafa.

        DECIMO.- El capital social podrá ser aumentado o disminuido por acuerdo de la asamblea general de accionistas, en el cuál esté representado por lo menos el setenta y cinco por ciento del capital social, pero el aumento deberá obedecer a un aumento en el número y calidad de las operaciones que realice la sociedad, al ingreso de uno o más socios con aportaciones de capital o de vehículos y permisos o cuando el desarrollo de los negocios de la misma así lo amerite y siempre que sea necesario para el mejor desarrollo del objeto de la sociedad; la disminución del capital podrá hacerse cuando no afecte al mínimo señalado, por acuerdo de la asamblea general de accionistas dentro del límite autorizado por sorteo de las acciones o por retiro de aportaciones; en este caso el socio que desee separarse deberá notificarlo a la sociedad y no surtirá efectos tal petición sino hasta el fin del ejercicio anual en curso si la notificación se hace antes del último trimestre o hasta el fin del siguiente ejercicio si se hiciere después para la disminución de capital deberá obedecer a una disminución de las operaciones cuando la contabilidad de los negocios de la misma así lo amerite, cuando se reembolse a uno o más socios de sus aportaciones o se releve a uno o más de ellos de exhibiciones que no hayan realizado, pero siempre tomando en cuenta las necesidades del servicio objeto de esta sociedad.

        En este último caso deberán hacerse las publicaciones ordenadas por el artículo noveno de la Ley General de Sociedades Mercantiles.

        Cada vez que se acuerde un aumento o disminución del capital social deberá inscribirse en un libro de registro que al efecto lleve la sociedad.

        DECIMO PRIMERO.- Los accionistas tienen preferencia en proporción al número de sus acciones para suscribir las que se emitan en caso de aumento del capital social, pero en todo caso ningún accionista podrá adquirir acciones por un valor mayor al que corresponda a cinco vehículos y permisos de los mismos, de acuerdo con la fracción cuarta del artículo ciento cincuenta y dos de la Ley de Vías Generales de Comunicación, ya sea que tales vehículos operen en la ruta cuya explotación es objeto de esta sociedad o que operen en otras rutas. Este derecho deberá ejercitarlo dentro de los quince días siguientes a la fecha de la publicación en el periódico oficial.

        No podrá ejercitarse el derecho de separación cuando tenga como consecuencia reducir a menos del mínimo del capital social.

ADMINISTRACION DE LA SOCIEDAD

        DECIMO SEGUNDO.- La sociedad será administrada, según lo decida la asamblea general de accionistas, por un consejo de administración o por un administrador único. En caso de que se haya de administrar por un consejo, la asamblea determinará el número de consejeros, tanto propietarios como suplentes.

        DECIMO TERCERO.- Las minorías que representen cuando menos un veinticinco por ciento del capital social tendrán derecho de designar un consejero en términos del artículo ciento cuarenta y cuatro de la Ley General de Sociedades Mercantiles.

        La mayoría de los consejeros constituirá quórum y las resoluciones se tomarán a mayoría de votos de los presentes, computándose un voto por cada consejero.

        DECIMO CUARTO.- El consejo de administración o en su caso, el administrador único, tendrá las facultades más amplias que confiere los poderes generales de dominio, de administración y de pleitos y cobranzas conferidas sin limitación alguna, de acuerdo con los artículos dos mil quinientos cincuenta y cuatro y dos mil quinientos ochenta y siete del Código Civil vigente en el Distrito Federal, con inclusión de todas las facultades que requieran poder o cláusula especial, entre las que se consideran incluídas (así) las siguientes que se enumeran, sin que tal enumeración constituya una limitación:

          a).-  Ejecutar todos los actos necesarios para la consecución de los objetos sociales.

          b).-  Nombrar y remover los funcionarios de la sociedad fijándoles sus atribuciones y obligaciones.

          c).-  Nombrar y remover empleados, factores y dependientes de la sociedad, fijándoles sus atribuciones y obligaciones.

          d).-  Otorgar poderes generales y especiales y revocarlos;

          e).-  Otorgar y suscribir títulos de crédito en los términos del artículo noveno de la Ley General de Títulos y Operaciones de Crédito;

          f).-   Establecer agencias y sucursales y suprimirlas;

          g).-  Convocar a las asambleas generales;

          h).-  Desistirse aún del juicio de amparo;

          i).-   Transigir;

          j).-   Comprometer ante árbitros;

          k).-  Articular y absolver posiciones. El consejo le hará por medio de un delegado especial.

          l).-   Hacer cesión de bienes;

          m).- Recusar;

          n).-  Hacer y recibir pagos;

          o).-  Exigir el cumplimiento de las obligaciones contraídas a nombre de la sociedad;

          p).-  Reconocer y desconocer documentos.

        La asamblea general de accionistas podrá ampliar o restringir estas facultades.

        DECIMO QUINTO.- Los consejeros o el administrador único en su caso, podrán ser o no accionistas; garantizarán su manejo en la forma que lo determine la asamblea general de accionistas y durarán en funciones indefinidamente pero podrán ser removidos en cualquier momento por la asamblea general de accionistas y en todo caso, deberá continuar en funciones hasta que sus sucesores sean designados y tomen posesión de sus cargos.

        DECIMO SEXTO.- El consejo de administración o el administrador único es su caso, serán nombrados por la asamblea general de accionistas.

        DECIMO SEPTIMO.- La asamblea general de accionistas, el consejo de administración o el administrador único en su caso, podrá designar un gerente general y los demás gerentes o subgerentes que en su concepto sean útiles o necesarios para el mejor manejo de los negocios de la sociedad fijándoles sus facultades, obligaciones y caución.

VIGILANCIA DE LA SOCIEDAD

        DECIMO OCTAVO.- La vigilancia de la sociedad quedará encomendada a un comisario propietario, pudiendo la asamblea nombrar un comisario suplente.

        DECIMO NOVENO.- Los comisarios podrán ser accionistas o no garantizarán su manejo en la forma que lo determine la asamblea general de accionistas y durarán en sus funciones por tiempo indefinido pero podrán ser relevados en cualquier tiempo por la asamblea y en todo caso deberán continuar en funciones hasta que sus sucesores sean designados y tomen posesión de sus cargos.

        VIGESIMO.- En la asamblea en que se designen los comisarios se cuidará el derecho que a las minorías concede el artículo ciento cuarenta y cuatro de la Ley General de Sociedades Mercantiles.

        VIGESIMO PRIMERO.- El comisario propietario y en su caso el suplente, tendrán las facultades y obligaciones que enumera el artículo ciento sesenta y seis de las Ley General de Sociedades Mercantiles...

ASAMBLEA GENERAL DE ACCIONISTAS.

        VIGESIMO SEGUNDO.- La asamblea general de accionistas es el órgano supremo de la sociedad y sus decisiones serán obligatorias para todos los accionistas, aún para los ausentes y disidentes. Salvo el derecho que para éstos últimos conceden los artículos doscientos uno y doscientos seis de la Ley General de Sociedades Mercantiles.

        VIGESIMO TERCERO.- Las asambleas serán ordinarias y extraordinarias, serán asambleas ordinarias aquellas que se reúnan para tratar los asuntos a que se refiere el artículo ciento ochenta y uno de la Ley General de Sociedades Mercantiles y aquellos que no estén reservados por la misma ley, a las asambleas extraordinarias.

        La asamblea ordinaria se reunirá cuando menos una vez al año dentro de los cuatro primeros meses que sigan a la clausura del ejercicio social.

        VIGESIMO CUARTO.- Serán asambleas extraordinarias aquellas que se reúnan para tratar los asuntos contenidos en el artículo ciento ochenta y dos de la Ley General de Sociedades Mercantiles.

        Esta asamblea se reunirá cuando lo juzgue conveniente el consejo de administración o en su caso el administrador único, o lo soliciten el comisario o los accionistas que representen cuando menos el treinta y tres por ciento del capital social.

        VIGESIMO QUINTO.- Las asambleas ordinarias y extraordinarias podrán celebrarse en cualquier época siempre que sean legalmente convocadas.

        VIGESIMO SEXTO.- La convocatoria para las asambleas ya sean ordinarias o extraordinarias podrán ser hechas por el consejo de administración o el administrador único, en su caso por el comisario o por accionistas que representen cuando menos el treinta por ciento del capital social, mediante una publicación cuando menos con treinta días de anticipación a la fecha señalada en el Diario Oficial de la Federación o en uno de los periódicos de mayor circulación; la convocatoria deberá contener el lugar, la fecha y la hora de la reunión, así como el orden del día.

        VIGESIMO SEPTIMO.- Para que haya quórum en las asambleas ordinarias que se reúnan con motivo de la primera convocatoria, será necesario que estén presentes o representados accionistas poseedores por lo menos del cincuenta por ciento de las acciones en que se divide el capital social. Si no hubiere quórum, se repetirá la convocatoria y en este caso cualquier número de accionistas lo constituirá.

        VIGESIMO OCTAVO.- Para que haya quórum en asambleas extraordinarias que se reúnan con motivo de la primera convocatoria, será necesario que estén presentes o representados accionistas poseedores por lo menos de las tres cuartas partes de las acciones en que se divide el capital social; si no hubiere quórum, se repetirá la convocatoria cuantas veces fuere necesario hasta que se reúnan accionistas o sus representantes poseedores por lo menos de la mitad de las acciones en que se divide el capital social.

        VIGESIMO NOVENO.- Las resoluciones, tanto de las asambleas ordinarias como de las extraordinarias, se tendrán a mayoría de votos de los presentes, computándose un voto por acción, en la inteligencia de que tal mayoría tratándose de Asamblea Extraordinaria deberá representar por lo menos el cincuenta por ciento de las acciones en que se divide el capital social.

        TRIGESIMO.- Las asambleas serán presididas por el presidente del consejo de administración o el administrador único en su caso y a falta de ellos, por quien designen los accionistas presentes.

EJERCICIOS SOCIALES

        TRIGESIMO PRIMERO.- Los ejercicios sociales empiezan el primero de noviembre y concluyen el treinta y uno de diciembre de cada año.

BALANCE, RESERVAS, DISTRIBUCION DE UTILIDADES

        TRIGESIMO SEGUNDO.- Los balances se practicarán al final de cada ejercicio social y contendrán todos los datos necesarios para comprobar el estado financiero de la sociedad, el balance deberá concluirse dentro de los tres meses siguientes a la clausura de cada ejercicio social y deberá ponerse a disposición del comisario y de los accionistas, en unión de los documentos comprobatorios, con la anticipación que fija el artículo ciento setenta y tres de la Ley General de Sociedades Mercantiles.

        TRIGESIMO TERCERO.- De las utilidades netas que resulten después de que el inventario y el balance general hayan sido aprobados por la asamblea general de accionistas, deberá separarse anualmente.

          a).-  Por lo menos el cinco por ciento para formar el fondo de reserva legal, de acuerdo con lo previsto en el artículo veinte de la Ley General de Sociedades Mercantiles, hasta que dicho fondo llegue a ser por lo menos igual a la quinta parte del capital social.

          b).-  El cinco por ciento para formar el fondo de reserva a que se refiere el artículo cincuenta y seis del Reglamento del Capítulo de Explotación de Caminos de la Ley de Vías Generales de Comunicación.

          c).-  Las cantidades que acuerde la asamblea para formar e incrementar en su caso, las reservas que estimen pertinentes.

          d).-  Cuando así lo decida la asamblea, se separará la cantidad que haya de pagarse como dividendo a los accionistas en la proporción del número de sus acciones que cada uno de ellos posea.

        TRIGESIMO CUARTO.- Los accionistas participarán en las utilidades de la sociedad en proporción de las acciones que posean de manera de que cada accionista deberá recibir por cada acción una cantidad igual.

        TRIGESIMO QUINTO.- El dividendo deberá ser pagado en un plazo no mayor de doce meses contados a partir de la fecha de la asamblea respectiva.

        Después de que se haya decretado un dividendo el consejo de administración o el administrador único en su caso, fijarán la fecha en que deba hacerse el pago siempre que la resolución respectiva aprobada por los accionistas, no especificare tal hecho, en la inteligencia de que los dividendos cobrados dentro de un periodo de cinco años se considerarán renunciados a favor de la sociedad.

        TRIGESIMO SEXTO.- Los accionistas son responsables por las perdidas de la sociedad pero tal responsabilidad está limitada al pago de sus acciones, de manera que los tenedores de acciones liberadas, no estarán obligados hacer desembolso alguno ulterior.

DISOLUCION Y LIQUIDACION

        TRIGESIMO SEPTIMO.- La sociedad se disolverá en los casos previstos y determinados por el artículo doscientos veintinueve de la Ley General de Sociedades Mercantiles.

        TRIGESIMO OCTAVO.- Disuelta la sociedad, se pondrá en liquidación. La liquidación se llevará acabo por el o los liquidadores que determine la asamblea general de accionistas.

        TRIGESIMO NOVENO.- Cuando sean dos los liquidadores la asamblea resolverá si deberán obrar conjunta o separadamente, cuando sean tres o mas tomarán sus resoluciones a mayoría de votos. Los liquidadores duraran en funciones el tiempo que determine la asamblea general de accionistas.

        CUADRAGESIMO.- Durante la liquidación las asambleas de accionistas serán convocadas por el liquidador o los liquidadores, por el comisario o por accionistas que represente por lo menos el veinticinco por ciento de las acciones.

        CUADRAGESIMO PRIMERO.- Durante la liquidación el comisario tendrá con relación a los liquidadores las atribuciones que la Ley le confiere con relación a la administradores.

        CUADRAGESIMO SEGUNDO.- La sociedad se obliga a conservar en perfectas condiciones de seguridad y trabajo por todo el tiempo de su duración, los vehículos que adquiera en propiedad, con objeto de poder cumplir en forma eficiente con su cometido, obligándose también a substituirlos por otros cuando sea necesario.

        CUADRAGESIMO TERCERO.- Para todo lo que no esté previsto en esta escritura, la sociedad se regirá por lo que disponga la Ley General de Sociedades Mercantiles, la de Vías Generales de Comunicación, sus reglamentos y disposiciones anexas."

YO, EL CORREDOR PUBLICO, CERTIFICO Y DOY FE:

        I.- Que lo inserto y relacionado concuerda fielmente con sus originales de referencia que tuve a la vista.

        II.- Que con fundamento en la fracción cuatro (romano) del artículo quince de la Ley Federal de Correduría Pública, el solicitante a mi juicio tiene capacidad legal, para contratar y obligarse, y lo orienté acerca del valor y consecuencias legales del presente acto, no encontrando en él manifestaciones evidentes de incapacidad natural y/o legal, y sin tener noticias de que se encuentre sujeto a interdicción.

        III.- Que el solicitante advertido de las penas en que incurren quienes declaran con falsedad ante Fedatario Público, por sus generales manifestó ser:

        JOSE MANUEL MUÑOZ ARTEAGA, mexicano, originario de México, Distrito Federal, lugar donde nació el día dos de noviembre de mil novecientos sesenta, casado, Abogado, con domicilio en Avenida de la Cúspide número cuatro mil setecientos cincuenta y cinco, colonia Parques del Pedregal, código postal catorce mil diez, delegación Tlalpan, en esta ciudad.

        IV.- Que con fundamento en el artículo treinta y dos, fracción seis (romano) del Reglamento de la Ley Federal de Correduría Pública, el compareciente no se identificó ante mí, en virtud de conocerlo personalmente.

        V.- Que para constancia levanté la presente acta el mismo día de su fecha.

        Expido la presente certificación para "LACTO COMERCIAL ORGANIZADA", SOCIEDAD ANONIMA DE CAPITAL VARIABLE DE CAPITAL VARIABLE, va en diecinueve páginas útiles.

DOY FE.

POR: "LACTO COMERCIAL ORGANIZADA", SOCIEDAD ANONIMA DE CAPITAL VARIABLE DE CAPITAL VARIABLE

JOSE MANUEL MUÑOZ ARTEAGA

JUAN MARTIN ALVAREZ MORENO TITULAR DE LA CORREDURIA PUBLICA NUMERO CUARENTA Y SEIS DEL DISTRITO FEDERAL

DOY FE.

POR: "LACTO COMERCIAL ORGANIZADA", SOCIEDAD ANONIMA DE CAPITAL VARIABLE DE CAPITAL VARIABLE

JOSE MANUEL MUÑOZ ARTEAGA

JUAN MARTIN ALVAREZ MORENO TITULAR DE LA CORREDURIA PUBLICA NUMERO CUARENTA Y SEIS DEL DISTRITO FEDERAL

DOY FE.

JMAM'ag*

LACTO COMERCIAL ORGANIZADA, S.A. DE C.V.

B Y – L A W S

CORPORATE NAME, ADDRESS, PURPOSE AND TERM.

ONE.- The corporate name of the corporation is LACTO COMERCIAL ORGANIZADA, SOCIEDAD ANONIMA DE CAPITAL VARIABLE and may be followed by its abbreviation by initials S.A. de C.V. or abbreviation “LACORSA”.

TWO.- The corporate address of the corporation is los Reyes Acaquilpan, Municipio de la Paz, Distrito Judicial de Texcoco, State of Mexico, but the corporation may establish any branches or agencies within the Mexican Republic or abroad.

THREE.- The corporate purposes of the corporation are:

I.  Cargo transportation especially hazardous materials and wastes.

II. Acquisition and transfer of vehicles, tanks and machinery to comply with the corporate purposes, as web as purchase of spare parts and accessories thereof.

III. Installation and operation of shops for vehicles and machinery owned by the corporation.

IV. Acquisition, administration and construction of real state necessary for the facilities.

V. To carry out any actions, enter into agreements and covenants related to the corporate purposes of the corporation.

2.- The corporation shall comply with all provisions of Ley de Vías Generales de Comunicación <General Communication Routes Law> in force and any provisions of the Secretaría de Comunicaciones y Transportes <Ministry of Communications and Transportation.>.

VI. To grant any kind of security interest in personal or real property to guarantee any liabilities or debt instruments of itself or of third parties.

FOUR.- The duration of the Corporation is for FIFTY NINE YEARS from July one, nineteen seventy.

FIVE.- No foreign individual or corporation, as well as Mexican corporation with no foreign shareholder exclusion clause authorized by the Secretaria de Relaciones Exteriores <Ministry of Foreign Affairs>, may hold any interest or stock of the corporation.  If for any reason any such individual or corporation does acquire any such interest or stock, violating the provisions of this paragraph, it is hereby agreed that such acquisition shall be null and void, and therefore the Mexican government shall own the interest or stock.

CAPITAL STOCK, SHARES

SIX.- Capital stock is variable, the minimum fixed capital is in the amount of FIFTEEN THOUSAND MEXICAN PESOS (Mex$ 15,000.00), fully subscribed and paid, represented by FIFTEEN THOUSAND 15,000 shares, par value one Mexican peso each.. Variable stock is limited.

All shares of capital stock shall be divided in two series: Series “A” representing fixed capital, and Series “B” representing variable capital.

SEVEN.- Shares par value is one peso each, entitled to one vote, and shall be nominative and divided in two series which will be “SERIES “A” and SERIES “B”.

EIGHT.- Series “A” shares will be issued by those members who have only provided the corporation with the use of permits and vehicles.  Series “B” Shares shall not be entitled to vote at extraordinary meetings to be held to transact any business regarding extension of term of the corporation, anticipated dissolution thereof, changes to the corporate purposes and mergers with other corporations.  These shares shall only be entitled to vote at ordinary meetings.

Series “B” shall be entitled to a fix cumulative dividend of five percent who must be paid before the dividend of Series “A”, according to provisions of article thirteen of the General Business Corporations Law, when there are no dividends declared for any fiscal year or if those dividends are less than such five percent, and must be paid in subsequent years with the corresponding preference.

At the liquidation of the corporation Series “B” limited shares, shall be reimbursed before Series “A” Shares.

NINE.- Any increase or reduction of capital stock shall be subject to the provisions of Articles two hundred thirteen to two hundred twenty one of the General Business Corporations Law, and to the following provisions:

a).- Any share, whatever its series, may not be hold by more than one individual, and is entitled to one vote at the meeting of shareholders.

b).- Issued shares, but not subscribed, or not fully paid, must be kept at the Treasury of the corporation.

c).- The Corporation shall keep a shareholders registry, in which any issuance of each series, as well as the name, address and nationality of the holders shall be registered, if such shares have been paid in full or in part, and as the case may be, the date and amount in which they have been redeemed or withdrawn.

The general meeting of shareholders shall authorize any assignment or endorsement of nominative shares of the corporation.

d).- Any capital withdrawal shall be made from the oldest shares, without affecting minimum capital.

e).- No new shares shall be issued, without full payment of shares of the same series issued previously.

f).- Any resolution regarding reduction of shares, shall always be for full paid shares, and will be published once in the Official Gazette of the Federation, if all registered shareholders do not know such resolutions.

g).- In the event of redemption of certain portion of shares issued of variable capital, that according to the shareholders registry are owned by more than one individual, a drawing of shares shall be carried out before a notary public, and the results thereof will be published once in the Official Gazzette of the Federation, within the five following days.  As of the publication date, or as the case may be, as of the date of the notice to joint holder of such share, the redeemed shares shall not be entitled to further dividends nor to the corresponding  veto right.

h).- In the event the amount of redeemed shares is not collected by the owner within a three-year term after such publication or notice, as the case may be, such rights will prescribe in benefit of the corporation.

i).- Certificates of shares and scrips may represent one or more shares, and shall include the text referred to in article one hundred twenty five of the General Business Corporations Law, the clause five hereof and shall be authorized by the director, chairman or treasurer of the board, by its signature.

TEN.- Any increase or reduction of capital stock shall be made by resolution of the general meeting of shareholders representing at least the seventy five percent of capital stock, but such increase shall be the result of an increase in the number and quality of transactions carried out by the corporation, to the incorporation of one or more shareholders of the corporation due to capital contribution, or vehicles and permits contributions, or when the development of business of the corporation requires, provided that such increase in necessary for the best performance of the corporate purposes of the corporations;  any reduction of capital stock may be made when this action does not affect the minimum capital required, by resolution of the general meeting of shareholders within any such limit as determined by drawing of shares or withdrawal of contributions; in this case, the shareholder who wants to make such withdrawal must notify the corporation, and such request shall not be effective until the end of fiscal year, if the notice is given before the last quarter, or until the end of the next fiscal year when the notice is given after such date; the reduction of capital stock must be the result of reduction of transaction when the accounting of business of the corporation requires so, when one or more partnerships receive reimbursement of their contribution, or when one or more of such shareholders is notified regarding breach of payment of any installment, but always considering the needs of the corporate purposes of the corporation.

In the event of reduction all publications provided for in article nine of the General Business Corporations Law shall be made.

The corporation shall keep a capital variation registration book, in which any increase or reduction thereof must be registered ELEVEN.- Shareholders shall have preemptive rights in proportion of the number of shares they hold, in order to subscribe new shares resulting from any increase to capital stock, but in no case, a shareholder may acquire shares in the amount exceeding the equivalent to five vehicles and their corresponding permits, according to provisions of section four of article one hundred fifty two of the General Communication Routes Law, whether such vehicles operate in a rout which exploitation is within the corporate purposes of the corporation or in other routes.  This right shall be exercised within fifteen days after its publication the official gazette.

No withdrawal right shall be exercised when it may result in a reduction to less than the minimum authorized capital stock.

MANAGEMENT OF THE CORPORATION

TWELVE.- The business and affairs of the Corporation will be managed by the board of directors or sole administrator as the general meeting of shareholders may determine.  In case the corporation is to be managed by a board of directors, the meeting of shareholders shall determine the number of directors and their corresponding alternates.

THIRTEEN.- The minority representing twenty five percent of capital stock shall designate one director under the terms of article one hundred fifty four of the General Business Corporations Law.

A quorum shall be formed if majority of members are present, and their resolutions shall be adopted by majority vote of the present thereat, considering one vote per director.

FOURTEEN.- The board of directors or the sole administrator, if any, shall have general power of attorney for acts of domain, for acts of administration and for lawsuits and collections without any limitation whatsoever, according to the provisions of articles two thousand five hundred fifty four and two thousand five hundred eighty seven of the Civil Code of the Federal District, with all general and special powers to be set forth under law, including, without limitation the following powers:

a).- The power to execute any necessary actions to comply with the corporate purposes of the corporation.

b).- The power to designate and revoke the officers of the corporation and to determine their powers and obligations.

c).- The power to designate and revoke, employees, factors and any other employees of the corporation and to determine their powers and obligations.

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d).- The power to grant general and special powers of attorney and revoke them;

e).- Power to grant and execute negotiable instruments under the terms of article nine of the Ley General de Títulos y Operaciones de Crédito <General Negotiable Instruments and Credit Operations Law>

f).- The power to establish branches and agencies of the Corporation and close them;

g).- The power to call general meetings of shareholders

h).- The power to withdraw from litigation;

i).- To make settlements;

j).- To submit to arbitration;

k).- To answer and make interrogatories.  In this case the board shall act by means of a special representative.

l).- To assign assets;

m).- To make challenges;

n).- To make and receive payments;

o).- To enforce compliance with obligations on behalf of the corporation;

p).- To acknowledge and deny documents;

The general meeting of shareholders may extend or limit these powers.

FIFTEEN.- The directors or the sole administrator, if any, not need to be shareholders of the corporation; they shall grant a bond to guarantee faithful performance of their duties and responsibilities as the meeting may determine, and shall hold office indefinitely, but they may be removed at any time by the general meeting of shareholders, and they must continue in office until their successors have taken office.

SIXTEEN.- The board of directors or sole administrator, id any, shall be appointed at general meeting of shareholders.

SEVENTEEN.- The general meeting of shareholders, the board of directors or sole administrator, if any, may designate a general manager and any other manager or deputy managers they deem necessary for the best management of business of the corporation, and will determine their powers obligations and remuneration.

SURVEILLANCE OF THE CORPORATION

EIGHTEEN.- The surveillance of the Corporation will be in charge of one Statutory Auditor to be appointed by the general meeting, and may have an alternate.

NINETEEN.- Statutory auditors may be shareholders and are not obliged to grant a bond to guarantee faithful performance of their duties, as the meeting of shareholders may determine, and will hold office indefinitely, but they may be removed at any time by the meeting, and in all cases they must continue in office until their successors have taken office.

TWENTY.- The meeting appointing statutory officers, shall observe the right conferred upon the minority, according to article one hundred forty four of the General Business Corporations Law.

TWENTY ONE.- The powers and obligations of the statutory officer and its alternate will be those listed in article one hundred forty four of the General Business Corporations Law.

GENERAL MEETING OF SHAREHOLDERS

TWENTY TWO.- The general meeting of shareholders shall manage the business and affairs for the corporation and its resolutions are mandatory for all shareholders, even for those absent or dissident, but in any case absent or dissident shareholders shall be entitled to the rights conferred upon them by articles  two hundred one and two hundred six of the General Business Corporations Law.

TWENTY THREE.- The meetings of shareholders shall be ordinary and extraordinary.  Ordinary meetings shall transact all business referred to in article one hundred eighty one of the General Business Corporations Law, and which are not expressly reserved for extraordinary meetings.

Ordinary meeting shall be hold at least once in a year, within four months following the closing of fiscal year.

TWENTY FOUR.- Extraordinary meetings shall be held to transact any business according to article one hundred eighty two of the General Business Corporations Law.

This meeting may be held at the time the board of directors or the sole administrator, if any, may determine, or upon request of the statutory auditor or shareholders representing at least thirty three percent of capital stock.

TWENTY FIVE.- Ordinary and extraordinary meetings may be held at any time, provided they are dully called.

TWENTY SIX.- Ordinary and extraordinary meetings of shareholders may be called by the board of directors or the sole administrator, if any, or by the statutory auditor or by the shareholders representing at least thirty percent of capital stock, by a publication within at least thirty days before the date fixed for the meeting in the Official Gazzette of the Federation or in one major circulation newspaper; the notice of meeting shall state the place, date and time for the meeting, as web as the agenda.

TWENTY SEVEN.- An original General Ordinary Meeting of Shareholders shall be valid if at least fifty percent of capital stock is represented thereat. In the event of any adjourned General Ordinary Meeting it will be valid whatever the number

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of shareholders present thereat.

TWENTY EIGHT.- An original Extraordinary Meeting of Shareholders shall be valid if at least three fourths of capital stock is represented thereat . .  In order for an adjourned General Extraordinary Meeting be valid, at least fifty percent of capital stock shall be represented thereat.

TWENTY NINE.- All resolutions adopted at an ordinary or extraordinary meeting, shall be adopted by majority votes of present thereat, considering one vote per share, providing that in case of Extraordinary Meeting, majority shall represent at least fifty percent of shares of capital stock.

THIRTY.- All meetings of shareholders shall be presided by the chairman of the board of directors or by sole administrator, in their absence, by the individual designated by the shareholders present thereat.

FISCAL YEAR

THIRTY ONE.- The fiscal year shall be from November one to December thirty one of each year.

BALANCE, RESERVES, AND PROFIT SHARING

THIRTY TWO.- At the end of each fiscal year a balance shall be prepared which shall include al necessary information to evidence financial status of the corporation, such balance shall be terminated within the three months following the closing of fiscal year, and shall be available to statutory auditors and shareholders, jointly with any other evidencing documents, at the time provided for in article one hundred seventy three of the General Business Corporations Law.

THIRTY THREE.- Net profits after inventory and balance sheet authorized by the general meeting of shareholders, shall be distributed as follows:

a).- At least five percent to be set apart to create the reserve fund, according to provisions of article twenty of the General Business Corporations Law, until such reserve is in the amount of at least equal to one fifth of capital stock;

b).- Five percent to be set apart to create the reserve fund referred to in article fifty six of the Regulations to the Exploitation Chapter of the General Communication Routes Law;

c).- Any amounts as the meeting may determine to create and increase, if any, any reserves as it deems necessary;

d).- Any amount as the meeting may determine to pay dividends to shareholders in proportion of the number of shares they hold.

THIRTY FOUR.- Shareholders shall be entitled to profit sharing in the proportion of shares they hold, in such manner that each shareholder shall receive the same amount per each share.

THIRTY FIVE.- Profits shall be paid within a term not exceeding twelve months as of the date in which the corresponding meeting is held.

Once the profits are declared, the board of directors or sole administrator, if any, shall determine the payment date, provided that the resolution authorized by shareholders, does not specifies such date, provided that collected profits within a five-year period shall be considered as withdrew in benefit of the corporation.

THIRTY SIX.- Shareholders are responsible of any losses of the corporation, but such liability shall be limited to the payment of shares, in such manner that holders of paid shares, shall not be obliged to make any further payment.

DISSOLUTION AND LIQUIDATION

THIRTY SEVEN.- The corporation shall be dissolved in the cases set forth by article two hundred twenty nine of the General Business Corporations Law.

THIRTY EIGHT.- Once the corporation is dissolved, the liquidation process shall initiate.  One or more liquidator appointed by the general meeting of shareholders shall carry out the liquidation of the corporation.

THIRTY NINE.- In the event of two liquidators, the meeting shall resolve if they must act jointly or severally, in the event of three or more liquidators, its resolutions shall be adopted by majority vote.  Liquidators shall hold office for the term as determined for by the general meeting of shareholders.

FORTY.- During liquidation process general meetings may be called by liquidator or liquidators, the statutory auditor or by the shareholders representing at least the twenty five percent of shares.

FORTY ONE.- During liquidation process, the statutory auditor shall have, n as to liquidators, the same duties as to the Managers of the Corporation  as provided for by law.

FORTY TWO.- The corporation agrees to keep in perfect conditions of security and operation, for the term thereof, the vehicles it acquires, in order to efficiently comply with its corporate purposes, and also agrees to replace such vehicles if necessary.

FORTY THREE.- As to anything not provided for in this Notarial Instrument, the grantors hereby agree to be subject to the provisions of the General Business Corporations Law, the General Communication Routes Law, and Regulations and

related provisions.”

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